Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of VAALCO Energy, Inc. and management’s report on the effectiveness of internal control over financial reporting dated March 6, 2007 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for share based payments), appearing in the Annual Report on Form 10-K of VAALCO Energy, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

July 23, 2007